EDISON INTERNATIONAL® Leading the Way in Electricity SM September 11, 2014 0 Summary of Electric Power Research Institute (EPRI) Report on Residential Off-Grid System Economics

EDISON INTERNATIONAL® Leading the Way in Electricity SM September 11, 2014 1 Statements contained in this presentation about future economic performance or other future events or projections and estimates that are not purely historical, are forward-looking statements. These forward-looking statements reflect current expectations; however, such statements involve risks and uncertainties. Actual outcomes could differ materially from current expectations. These forward-looking statements represent our expectations only as of the date of this presentation, and Edison International assumes no duty to update them to reflect new information, events or circumstances. Important factors that could cause different outcomes are discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis” in Edison International’s Form 10-K, most recent form 10-Q, and other reports filed with the Securities and Exchange Commission, which are available on our website: www.edisoninvestor.com. Forward-Looking Statements

EDISON INTERNATIONAL® Leading the Way in Electricity SM September 11, 2014 2 Background • Edison International continues to believe that for the foreseeable future the electric grid is critical to facilitating public policy goals, including those related to greenhouse gases. • We continue to support California’s stated policies to increase reliance on renewable generation, including solar, while looking to balance the economic impacts on customer rates • The distribution grid of the future will need additional capital expenditure to support two-way flows of electricity created by distributed generation as well as new technologies such as electric vehicles and energy storage. • California investor owned utilities will be submitting their detailed recommendations on how to optimize adoption of distributed generation in the required Distributed Resource Plan filings that are due Q3 2015. • This year there has been increased investor interest in the potential for off-grid distributed generation plus storage systems. • On September 8, 2014 EPRI issued a report entitled “Residential Off-Grid Solar Photovoltaic and Energy Storage Systems in Southern California”. The report is available at: http://www.epri.com/ Edison International participated in the development of the EPRI report but accepts no responsibility for the content of the report.

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EPRI Report Summary

- A Southern California homeowner with an average monthly consumption of 950 kWh would require a 15.6 kW_{DC} solar photovoltaic (PV) system and 139 kWh of energy storage to go off-grid
- Levelized cost of energy (LCOE) from off-grid systems is approximately three times the LCOE from the grid
- As battery prices decrease, economics will improve, but incentives may also start to be reduced and off-set some cost reductions
- Large space required by off-grid systems (e.g., roof requires 1,200 sq. ft. for solar panels and batteries would require 12-15 ft. of wall space)

Levelized Cost of Energy ($/kWh)

Installation Year	25-yr LCOE of Off-Grid System[1]	25-yr LCOE of Utility Energy[2]
2014	$0.83	$0.26
2018	$0.82	$0.29
2025	$1.02	$0.36

Up-front Cost of System in 2014, without Financing[3]


$96,900
$66,300
$19,900
$58,100
$85,200
Cost of Energy Storage
Cost of Solar PV
Incentives - Solar PV
Incentives - Energy Storage
Cost to Homeowner

Overall, off-grid systems are not likely to be economic for residential homeowners and would not provide the same reliability standards of a utility-maintained grid

1 Includes replacement batteries
2 Based on 2-tier rate structure proposed in CPUC rate design OIR
3 Up-front cost only – does not include cost of replacement batteries

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Solar PV Systems for Off-Grid Use

- Months with low solar PV capacity factors, i.e., December and January, set required kW size of solar panels
- At $4.25/Watt$_{DC}$, installed cost to customer of a 15.6 kW$_{DC}$ system would be over $66,000 before incentives and financing
- A 15.6 kW$_{DC}$ solar PV installation would require over 1,200 square feet of properly-oriented roof and/or ground space
- Large amount of generation curtailed during non-winter months – could be an additional source of revenue to system owner

EPRI Solar PV Cost and Incentive Projections

	2014	2018	2025
Cost of Solar PV – Excl. Subsidies	$4.25	$3.59	$3.28
ITC (% of Installed Cost)	30%	10%	0%
Cost of Solar PV – Incl. Incentives[1]	$2.98	$3.23	$3.28

Solar PV System Utilization

Expected PV generation, 1st year (kWh)	21,420
Annual customer load (kWh)	11,400
Losses due to charging/discharging (kWh)	1,135
Energy curtailed (kWh)	8,885
Percent of generation curtailed	41%

Due to sizing of solar PV system to meet winter energy requirements, system will be oversized during non-winter periods and will generate significant excess energy

1 Assumes no incentives from the California Solar Initiative (CSI) program

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Energy Storage Systems for Off-Grid Use

- Average customer would need 139 kWh, or 3 days (72 hours), of storage to satisfy consumption during worst cloudy periods
- At $697/kWh, installed cost to homeowner for a 139 kWh battery system would be approximately $97,000, before incentives and financing
- While solar PV systems are expected to last 20 to 25 years, batteries are estimated to have to be replaced every 6 to 12 years depending on intensity of use
- System converter (inverter plus rectifier) will have to be up-sized to allow for start-up of energy-intensive appliances
- 139 kWh battery would require space comparable to a car

EPRI Energy Storage Cost and Incentive Projections

	2014	2018	2025
Cost of Energy Storage – Excl. Incentives ($/kWh)	$697	$478	$422
ITC (% of Installed Cost)	30%	10%	0%
SGIP ($/Watt, California Only)[1]	$1.62	$1.06	$0
Cost of Energy Storage – Incl. Incentives ($/kWh)	$279	$247	$422


Inverter
Breaker Panels
Converter

Battery system sized to longest cloudy period and back-up generation (i.e., natural gas or diesel generator) would likely be required to ensure reliability

1 Source: 2014 Self Generation Incentive Program Handbook – incentive reduced 10% annually; assume incentives available through 2021

September 11, 2014 5 EDISON INTERNATIONAL®